Exhibit 99.A

News
For Immediate Release

El Paso Corporation Reports Third Quarter Financial and Operational Results

HOUSTON, TEXAS, Nov 2, 2011—El Paso Corporation (NYSE:EP) is today reporting third quarter 2011 financial and operational results for the company.  Key highlights include:

•            $0.18 adjusted diluted earnings per share (EPS) for third quarter 2011

•            E&P production volumes were 827 million cubic feet equivalent per day (MMcfe/d), including Four Star Oil & Gas Company (Four Star) unconsolidated affiliate volumes, up 8 percent from the third quarter of 2010

•            Third quarter 2011 domestic oil production, including Four Star, up 25 percent from the third quarter of 2010

•            Latest Wolfcamp shale well produced 1,369 barrels of oil equivalent per day (BOE/d) in a 24-hour test

•            Eagle Ford oil production growing rapidly with completion of natural gas gathering facilities

•            Tennessee Gas Pipeline (TGP) rate case settlement filed

•            $1.1 billion Gulf LNG regasification terminal (50 percent owned by El Paso) placed in service October 1, on-time and on-budget

•            $0.7 billion TGP 300 Line expansion placed in-service November 1, on-time and on-budget

•            TGP added another Marcellus project - MPP pipeline expansion

“Our businesses are delivering excellent operational results,” said Doug Foshee, chairman, president and chief operating officer of El Paso Corporation.  “With the TGP 300 Line expansion now in service, we have completed what was an $8 billion backlog of pipeline projects, the largest in our company’s history.  And we continue to add new projects to meet our customers’ infrastructure needs.  The latest is another Marcellus-related expansion on TGP, bringing our total Marcellus expansions to $1.3 billion.  E&P continues to hit on all cylinders, generating rapid oil production growth, through continued activity in the Eagle Ford, Wolfcamp, Altamont, and South Louisiana Wilcox programs.  We expect this growth to continue given our leading positions in some of the most exciting and prolific areas in North America.  We’re of course very excited about our pending sale to Kinder Morgan, Inc.  Our focus between now and the successful conclusion of that transaction remains on delivering excellent operational results.”

Items Impacting Quarterly Results

Third Quarter 2011 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income (loss) attributable to El Paso Corp. (EPC) common stockholders		$(368)	$(0.48)
Adjustments(1)
Impact of E&P financial derivatives(2)	$(168)	$(107)	$(0.14)
Ceiling test charges — Brazil	152	152	0.20
Change in fair value of legacy indemnification and other legacy items(3)	22	14	0.02
Loss on debt extinguishment	101	64	0.08
Deconsolidation of Ruby
Loss on Ruby investment(4)	475	297	0.39
Loss on recognition of interest rate swaps(5)	125	78	0.10
Separation costs	7	4	—
Impact of estimated annual effective tax rate(6)	—	8	0.01

Adjusted EPS(7)			$0.18

(1)   All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and loss on deconsolidation of Ruby, and assume 764 million diluted shares

(2)   Includes $251 million of gains on financial derivatives, adjusted for $83 million of cash settlement proceeds

(3)   Legacy items consist of change in fair value of legacy indemnification and environmental remediation costs

(4)   Reflects a non-cash loss based on the difference between the net carrying value of Ruby and the estimated fair value of El Paso’s net investment

(5)   Reflects a non-cash loss associated with the recognition of mark-to-market losses related to Ruby’s interest rate swaps previously included in other comprehensive loss

(6)   Reflects the impact on quarterly earnings using the company’s current estimate of its overall annual effective tax rate including the effects of adjustments

(7)   Reflects fully diluted shares of 775 million

Financial Results—Third Quarter 2011

For the third quarter 2011, El Paso reported a net loss attributable to EPC common stockholders of $368 million, or $0.48 per diluted share, compared with net income attributable to EPC common stockholders of $133 million, or $0.19 per diluted share, for the third quarter 2010.  Earnings for third quarter 2011 and 2010, after adjusting for impacts of E&P financial derivatives and other items, were $0.18 and $0.22 per diluted share, respectively.

Items Impacting Nine Month Results

Nine Months Ended September 30, 2011 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income (loss) attributable to EPC common stockholders		$(44)	$(0.06)
Adjustments(1)
Impact of E&P financial derivatives(2)	$(51)	$(32)	$(0.04)
Ceiling test charges — Brazil	152	152	0.20
Change in fair value of legacy indemnification and other legacy items(3)	33	21	0.03
Loss on debt extinguishment	169	108	0.14
Deconsolidation of Ruby
Loss on Ruby investment(4)	475	297	0.40
Loss on recognition of interest rate swaps(5)	125	78	0.10
Separation costs	7	4	—
Impact of estimated annual effective tax rate(6)	—	(24)	(0.03)
Effect of change in number of diluted shares	—	—	(0.02)

Adjusted EPS(7)			$0.72

(1)   All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and loss on deconsolidation of Ruby, and assume 747 million diluted shares

(2)   Includes $274 million of gains on financial derivatives, adjusted for $223 million of cash settlement proceeds

(3)   Legacy items consist of change in fair value of legacy indemnification and environmental remediation costs

(4)   Reflects a non-cash loss based on the difference between the net carrying value of Ruby and the estimated fair value of El Paso’s net investment

(5)   Reflects a non-cash loss associated with the recognition of mark-to-market losses related to Ruby’s interest rate swaps previously included in other comprehensive loss

(6)   Reflects the impact on quarterly earnings using the company’s current estimate of its overall annual effective tax rate including the effects of adjustments

(7)   Reflects fully diluted shares of 772 million

Financial Results — Nine Months Ended September 30, 2011

For the nine months ended September 30, 2011, El Paso reported a net loss attributable to EPC common stockholders of $44 million, or $0.06 per diluted share, compared with net income attributable to EPC common stockholders of $659 million, or $0.90 per diluted share, for the first nine months of 2010. Earnings for the first nine month periods of 2011 and 2010, after adjusting for impacts of E&P financial derivatives and other items, were $0.72 and $0.77 per diluted share, respectively.

El Paso reported a tax benefit for the nine months ended September 30, 2011, due to a low level of pre-tax income resulting from non-cash losses on the deconsolidation of Ruby and the Brazilian ceiling test charge (which does not include a corresponding tax benefit) as well as the favorable resolution of certain tax matters in the first half of 2011.  Absent these items, the effective tax rate for the nine months would have been 21 percent. The company’s effective tax rate is expected to remain well below the statutory tax rate due to the earnings attributable to noncontrolling interests.

Business Unit Financial Results

Segment EBIT	Quarters Ended September 30,		Nine Months Ended September 30,
($ in millions)	2011	2010	2011	2010
Pipeline Group	$(209)	$375	$718	$1,299
Exploration and Production	183	261	402	754
Marketing	(10)	(12)	(45)	(44)
Other	(145)	(111)	(245)	(96)
	$(181)	$513	$830	$1,913

Pipeline Group

The Pipeline Group’s Segment EBIT for the quarter ended September 30, 2011 was a loss of $209 million, compared with Segment EBIT of $375 million for the same period in 2010.  Results for the 2011 period reflect a non-cash loss of approximately $475 million based on the difference between the net carrying value of Ruby and the estimated fair value of El Paso’s net investment as a result of the deconsolidation of Ruby.  El Paso also recorded an additional non-cash loss of $125 million upon deconsolidation associated with the recognition of mark-to-market losses related to Ruby’s interest rate swaps previously included in other comprehensive loss.  Following deconsolidation, Ruby’s interest rate swaps continue to economically hedge Ruby’s project level debt.  Also impacting the 2011 third quarter was a decline in the allowance for equity funds used during construction on expansion projects that were placed in service during the quarter, principally Ruby.  Partially offsetting these items were higher reservation revenues due to expansion projects that went into service in 2010 and 2011, and higher transportation rates on TGP that became effective June 1, 2011. Third quarter 2010 results include a $21 million non-cash asset write down based on a Federal Energy Regulatory Commission (FERC) order relating to the 2009 sale of the Natural Buttes compressor station and gas processing plant.

Pipeline Group throughput for the nine months ended September 30, 2011, excluding the company’s equity investments, increased 3 percent from the same 2010 period. The increase was primarily due to higher Marcellus volumes on TGP, partially offset by declines on El Paso’s pipelines in the Rockies and El Paso Natural Gas.  Overall throughput volumes have minimal impact on near-term financial results, as approximately 90 percent of the Pipeline Group’s revenues are derived from fixed reservation charges.  TGP’s Marcellus volumes have grown to approximately 1.6 Bcf/d, making it the leading transporter of Marcellus natural gas production.

Pipeline Expansions

With the recent completion of the TGP 300 Line expansion and the Gulf LNG regasification terminal, El Paso has finished what was an $8 billion project backlog in 2008.  These projects in the aggregate are more than 90 percent subscribed under long-term contracts and were constructed within 8 percent of budget.

TGP’s superior position in the Marcellus shale has led to four expansion projects to increase takeaway capacity from the Marcellus area.  In total, these four projects represent approximately $1.3 billion of capital and 1.5 billion cubic feet per day of new capacity.  All of these projects are fully contracted under long-term agreements.  The most recently announced project is a 235 million cubic feet per day (MMcf/d) expansion that includes approximately eight miles of 30” pipeline looping and modifications to four existing compressor stations in Pennsylvania.  It will be placed into service in November 2013, subject to regulatory approvals.

Rate Case Settlements

In the third quarter of 2011, the company’s Pipeline Group successfully settled one rate case and made significant progress toward settling another.  In August, the FERC approved the settlement of Colorado Interstate Gas’ rate case, which provides for the continuation of its current tariff rates and contract extensions with its customers.  In September, TGP filed a settlement with the FERC on its rate case.  The proposed settlement increases base tariff rates, increases the proportion of revenues from monthly demand charges, initiates a fuel volume tracker and provides for contract extensions with customers.  The proposed settlement is uncontested by TGP’s customers and is awaiting certification to the FERC by the Administrative Law Judge hearing the case.

Ruby Pipeline

Ruby was placed into service in the third quarter of 2011, and in October its throughput has averaged approximately 800 MMcf/d.  With this and the satisfaction of conditions under its financing agreements, Ruby was deconsolidated from El Paso’s financial statements and reported as an equity investment.  The $1.4 billion of Ruby debt is no longer included in El Paso’s consolidated debt and is recourse only to the project.  In addition, the construction guarantee for Ruby has been eliminated.

Pipeline Group Results	Quarters Ended September 30,
($ in millions)	2011	2010
Operating income (loss)	$(254)	$290
Other income, net	45	85
Segment EBIT	$(209)	$375
DD&A	$136	$111

Total throughput (BBtu/d)(1)	18,511	17,235

(1) Includes proportionate share of jointly-owned pipelines

Exploration and Production

The Exploration and Production segment reported $183 million of Segment EBIT for the quarter ended September 30, 2011, compared with $261 million of Segment EBIT for the same 2010 period.  The decline is due to $152 million of non-cash ceiling test charges in the company’s Brazilian full cost pool, primarily due to the recent denial of a necessary environmental permit for the Pinauna development project.  El Paso has filed an appeal and is awaiting a response.  Excluding these charges, Segment EBIT increased by $74 million from the same 2010 period, primarily due to a $67 million increase in mark-to-market gains, higher oil, condensate and NGL prices, and higher production volumes, partially offset by higher DD&A expense.

Third quarter 2011 production volumes rose 8 percent from the third quarter of 2010, averaging 827 MMcfe/d, including 60 MMcfe/d of Four Star unconsolidated affiliate volumes.  Third quarter 2010 production volumes averaged 764 MMcfe/d, including 62 MMcfe/d of Four Star unconsolidated affiliate volumes.  El Paso’s production is rising sharply, and the company expects its full-year 2011 production to be between 830 and 840 MMcfe/d, including Four Star.  Fourth quarter 2011 production is expected to be between 850 and 890 MMcfe/d, including Four Star, which would be a 7 to 12 percent increase from the fourth quarter 2010.  Fourth quarter 2011 oil production, including Four Star, is expected to rise to between 20 and 27 MBbls/d from 17 MBbls/d in the third quarter 2011.  El Paso continues to operate at its forecasted levels with 13 operated rigs and staying within its $1.6 billion capital program.

Total per-unit cash operating costs increased to an average of $1.82 per Mcfe in the third quarter 2011 up from $1.62 per Mcfe for the same period in 2010, due mainly to temporary higher costs in the Eagle Ford and Wolfcamp programs due to infrastructure delays, higher maintenance and repair costs in Altamont and higher expenses in Brazil.

Exploration and Production Operational Update

Wolfcamp — El Paso has completed seven Wolfcamp horizontal wells, the most recent being the UL-43-17-1H, which tested at a 24-hour rate of 1,270 barrels of oil and 591 Mcf of natural gas, or 1,369 BOE/d.  This well had a 7,500 foot lateral and was completed with 25 stages.  El Paso continues to optimize its completion processes as well as its flow-back procedures in order to maximize fluid recovery.  The company will operate two rigs in this area for the remainder of the year.

Eagle Ford — El Paso’s Midstream Group has completed the natural gas gathering system for the Eagle Ford Central area, which eliminates what had been a major production constraint caused by limited natural gas takeaway capacity.  Gross daily Eagle Ford production for the third quarter 2011 was approximately 10,500 BOE/d.  Fourth quarter 2011 gross production is expected to rise significantly to 17,000 to 18,000 BOE/d.  El Paso expects to operate three rigs in this area for the remainder of the year.

S. Louisiana Wilcox — El Paso controls 140,000 net acres in this new oil-focused program.  Gross production has already reached approximately 2,500 BOE/d from 9 wells.  Given the success to date and the premium pricing for production — Louisiana Light Sweet for oil and approximately $3.00 per Mcf above Henry Hub pricing for natural gas, El Paso recently increased its activity to two rigs, and continues to appraise 3-D seismic in this area.  The company expects that at year-end 2011 it will have 250 undrilled locations with approximately 55 MMBOE of net risked resource potential.  More information about this program is available by clicking the following link.  South Louisiana Wilcox Slides

Divestiture Update

In the second quarter 2011, El Paso announced that it would raise its 2011 capital program from $1.3 billion to $1.6 billion and fund that increase with non-core asset sales.  The company recently completed the divestiture of natural gas properties in the Arklatex and the Black Warrior Basin, a Powder River oil asset and other properties from which El Paso received proceeds that totaled approximately $570 million, surpassing its original $400 million to $500 million estimate.

These properties were producing a total of 36 MMcfe/d and had approximately 200 Bcfe of estimated proved reserves.

Exploration and Production Results	Quarters Ended September 30,
($ in millions, except price and unit cost amounts)	2011	2010
Physical sales—natural gas, oil, condensate, and NGL revenue	$402	$334
Realized and unrealized gains on financial derivatives	251	184
Other revenues	—	1
Total operating revenues	$653	$519
Operating expenses(1)	(463)	(254)
Other (expenses) income	(7)	(4)
Segment EBIT	$183	$261
DD&A	$157	$117

Consolidated volumes:
Natural gas sales volumes (MMcf/d)	652	601
Oil and condensate sales volumes (MBbls/d)	16.4	13.5
NGL sales volumes (MBbls/d)	2.9	3.4

Total consolidated equivalent sales volumes (MMcfe/d)	767	702
Four Star total equivalent sales volumes (MMcfe/d)(2)	60	62
Total combined	827	764

Weighted average realized price on physical sales:
Natural gas ($/Mcf)	$4.27	$4.31
Oil and condensate ($/Bbl)	$86.73	$68.00
NGL ($/Bbl)	$56.03	$39.21

Weighted average realized price, including financial derivative settlements:
Natural gas ($/Mcf)	$5.60	$5.93
Oil and condensate ($/Bbl)	$88.95	$68.51

Transportation costs:
Natural gas ($/Mcf)	$0.32	$0.30
Oil and condensate ($/Bbl)	$0.07	$0.10
NGL ($/Bbl)	$3.04	$3.56

Per-unit costs ($/Mcfe):
DD&A	$2.22	$1.81
Cash operating costs(3)	$1.82	$1.62

(1) 2011 and 2010 include $152 million and $14 million of non-cash ceiling test charges, respectively

(2) Four Star is an equity investment; volumes disclosed represent the company’s proportionate share
(3) Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income

Hedge Positions

The company actively manages its exposure to commodity prices using various hedging strategies.  During the third quarter, the company entered into additional natural gas hedges for the remainder of 2011.  After adding these positions, approximately 70 percent of the company’s fourth quarter 2011 domestic natural gas production is hedged at an average floor price of $6.06 per MMBtu.  Approximately 65 percent of the company’s fourth quarter 2011 oil production is hedged with a floor of $85.99 and a ceiling of $91.88. Further information on the company’s hedging activities will be available in El Paso’s Financial and Operational Reporting Package for Third Quarter 2011, which can be found in the Investors section of El Paso’s website.

Marketing

Marketing reported a Segment EBIT loss of $10 million for the quarter ended September 30, 2011 compared with a loss of $12 million for the same period in 2010.  Results for both periods were impacted by losses on transportation-related contracts and changes in the fair value of the company’s legacy power contracts.

Other Operations

During the third quarter of 2011, Segment EBIT from Other Operations was a loss of $145 million, compared with a loss of $111 million for the same period in 2010.  Third quarter 2011 results include a $101 million loss, associated with the repurchase of approximately $650 million of debt, compared with a loss of $104 million in the third quarter 2010 associated with a notes exchange.  Also impacting third quarter 2011 and 2010 results were changes to legal and environmental reserves, foreign currency fluctuations and other items.

Midstream

The Midstream Group (Midstream) has successfully completed its natural gas gathering system in the Eagle Ford area in south Texas.  The system includes 83 miles of pipeline with a capacity of 150 MMcf/d.  Also, Midstream is developing a 68-mile oil gathering system with a capacity of 80,000 Bbls/d in the Eagle Ford area, which is expected to be operational before year-end.  Midstream reported that it did not receive adequate commitments for its Marcellus Ethane Pipeline System (MEPS) project to proceed at this time.

Detailed financial and operational information for the company will be posted at www.elpaso.com in the Investors section.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s Financial and Operational Reporting Package, which will be posted at www.elpaso.com in the Investors section.

On January 1, 2011, El Paso began using the non-GAAP financial measure “segment earnings before interest expense and income taxes” or “Segment EBIT” to assess the operating results and effectiveness of the company and its business segments.  The company believes that Segment EBIT is useful to its investors because it allows them to use the same performance measure analyzed internally by our management to evaluate the performance of our businesses and investments without regard to the manner in which they are financed or the company’s capital structure.  The company defines Segment EBIT as net income (loss) adjusted for interest and debt expense and income taxes. Segment EBIT does not reflect a reduction for any amounts attributable to noncontrolling interests.  The 2010 amounts have been conformed to reflect the company’s current performance measure.

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that the company considers to be significant to understanding our underlying performance for a given period.  Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of El Paso Corporation’s results. For 2011, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, ceiling test charges, changes in fair value of legacy indemnification and other legacy items, a loss on debt extinguishment, a loss on the deconsolidation of Ruby, separation costs, the impact of the estimated annual effective tax rate, and the effect of the change in the number of diluted shares.

For 2010, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, ceiling test charges, changes in legacy derivative contracts and other legacy items, the gain on sale of Mexican pipeline assets, the loss on debt extinguishment, the impact of health care legislation, the tax benefit from liquidation or foreign entities and the impact of the estimated annual effective tax rate.

Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, costs of products and services, ceiling test charges, and other non-cash charges, divided by total consolidated equivalent production.  It is a valuable measure used by oil and gas companies and analysts to evaluate operating performance and efficiency.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare it with the performance of other companies within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per share or other measures of financial performance presented in accordance with GAAP.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent exploration & production companies and an emerging midstream business.  El Paso owns a 42 percent limited partner interest, and the 2 percent general partner interest in El Paso Pipeline Partners, L.P.  On October 16, 2011, El Paso Corporation announced that it has entered into a definitive agreement whereby Kinder Morgan, Inc. will acquire all of the outstanding shares of El Paso Corporation.  For more information, visit www.elpaso.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Kinder Morgan, Inc. (“KMI”) plans to file with the SEC a Registration Statement on Form S-4 in connection with the proposed transaction, and KMI and El Paso Corporation (“EP”) plan to file with the SEC and mail to their respective stockholders a Joint Proxy/Information Statement/Prospectus in connection with the proposed transaction. THE REGISTRATION STATEMENT AND THE JOINT PROXY/INFORMATION STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT KMI, EP, THE PROPOSED TRANSACTION

AND RELATED MATTERS.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY/INFORMATION STATEMENT/PROSPECTUS CAREFULLY WHEN THEY BECOME AVAILABLE.  Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy/Information Statement/Prospectus and other documents filed with the SEC by KMI and EP through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy/Information Statement/Prospectus by phone, e-mail or written request by contacting the investor relations department of KMI or EP at the following:

	Kinder Morgan, Inc.	El Paso Corporation
Address:	500 Dallas Street, Suite 1000	1001 Louisiana Street
	Houston, Texas 77002	Houston, Texas 77002
	Attention: Investor Relations	Attention: Investor Relations
Phone:	(713) 369-9490	(713) 420-5855
E-mail:	kmp_ir@kindermorgan.com	investorrelations@elpaso.com

PARTICIPANTS IN THE SOLICITATION

KMI and EP, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the merger agreement.  Information regarding KMI’s directors and executive officers is contained in KMI’s Form 10-K for the year ended December 31, 2010, which has been filed with the SEC.  Information regarding EP’s directors and executive officers is contained in EP’s Form 10-K for the year ended December 31, 2010 and its proxy statement dated March 29, 2011, which are filed with the SEC.  A more complete description will be available in the Registration Statement and the Joint Proxy/Information Statement/Prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between KMI and EP, the expected timetable for completing the proposed transaction, future financial and operating results, benefits and synergies of the proposed transaction, future opportunities for the combined company, the sale of EP’s exploration and production assets, the possible drop-down of assets and any other statements about KMI or EP managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the proposed transaction; the ability to obtain the requisite regulatory, shareholder approvals and the satisfaction of other conditions to consummation of the transaction; the possibility that financing might not be available on the terms committed; the ability to consummate contemplated asset sales; the ability of KMI to successfully integrate EP’s operations and employees; the ability to realize anticipated synergies and cost savings; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, suppliers, customers and competitors; the ability to achieve revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; capital and credit markets conditions; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets, including changes in the price of certain commodities; weather conditions; environmental conditions; business and regulatory or legal decisions; the pace of deregulation of retail natural gas and electricity and certain agricultural products; the timing and success of business development efforts; terrorism; and the other factors described in KMI’s and EP’s Annual Reports on Form 10-K for the year ended December 31, 2010 and their most recent quarterly reports filed with the SEC.  KMI and EP disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.

Contacts

Investor and Media Relations

Bruce Connery, Vice President

(713) 420-5855

Media Relations

Bill Baerg, Manager

(713) 420-2906

Appendix to El Paso Corporation November 2, 2011 Earnings Press Release

A summary of reported financial results for the quarters and nine months ended September 30, 2011 and 2010 is as follows:

Financial Results	Quarters Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share amounts)	2011	2010	2011	2010

Net income (loss) attributable to EPC	$(368)	$142	$(44)	$687
Preferred stock dividends	—	9	—	28
Net income (loss) attributable to EPC common stockholders	$(368)	$133	$(44)	$659

Basic per common share amounts
Net income (loss) attributable to EPC common stockholders	$(0.48)	$0.19	$(0.06)	$0.95

Diluted per common share amounts
Net income (loss) attributable to EPC common stockholders	$(0.48)	$0.19	$(0.06)	$0.90

Items Impacting Quarterly Results

Third Quarter 2010 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$133	$0.19
Adjustments(1)
Impact of E&P financial derivatives(2)	$(94)	$(61)	$(0.08)
Ceiling test charges — Egypt	14	14	0.02
Change in legacy derivative contracts and other legacy items(3)	14	10	0.01
Loss on debt extinguishment	104	66	0.09
Tax benefit from liquidation of foreign entities	—	(9)	(0.01)
Impact of estimated annual effective tax rate(4)	—	2	—
Adjusted EPS(5)			$0.22

(1)   All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges, and assume 762 million diluted shares

(2)   Includes $184 million of gains on financial derivatives, adjusted for $90 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $48 million, or $0.04 per share, of option premiums paid in 2009 for financial derivatives settled during the third quarter 2010

(3)   Legacy items consist of changes in the value of power contracts, an environmental remediation reserve and the resolution of indemnifications

(4)   Reflects the impact on quarterly earnings using  the company’s current estimate of its overall annual effective tax rate including the effects of adjustments

(5)   Reflects fully diluted shares of 762 million and includes a $9 million income impact from dilutive securities

Items Impacting Nine Month Results

Nine Months Ended September 30, 2010 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$659	$0.90
Adjustments(1)
Impact of E&P financial derivatives(2)	$(227)	$(146)	$(0.19)
Ceiling test charges — Egypt	16	16	0.02
Change in legacy derivative contracts and other legacy items(3)	25	17	0.02
Gain on sale of Mexican pipeline assets	(80)	(59)	(0.08)
Loss on debt extinguishment	104	66	0.09
Impact of heath care legislation	—	18	0.02
Tax benefit from liquidation of foreign entities	—	(9)	(0.01)
Impact of estimated annual effective tax rate(4)	—	(6)	—
Adjusted EPS(5)			$0.77

(1)   All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and gain on the sale of Mexican pipeline assets, and assume 761 million diluted shares

(2)   Includes $468 million of gains on financial derivatives, adjusted for $241 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $148 million, or $0.12 per share, of option premiums paid in 2009 for financial derivatives settled during the first nine months of 2010

(3)   Legacy items consist of changes in the value of power contracts, an environmental remediation reserve and the resolution of indemnifications

(4)   Reflects the impact on year-to-date earnings using the company’s current estimate of its overall annual effective tax rate including the effects of adjustments

(5)   Reflects fully diluted shares of 761 million and includes a $28 million income impact from dilutive securities

Reconciliation of Segment EBIT to Net Income (Loss)	Quarters Ended September 30,		Nine Months Ended September 30,
($ in millions)	2011	2010	2011	2010

Segment EBIT	$(181)	$513	$830	$1,913
Interest and debt expense	(242)	(255)	(721)	(782)
Income tax benefit (expense)	130	(75)	73	(343)
Net income (loss)	(293)	183	182	788
Net income attributable to noncontrolling interests	(75)	(41)	(226)	(101)
Net income (loss) attributable to EPC	$(368)	$142	$(44)	$687

	Quarter Ended September 30, 2011		Quarter Ended September 30, 2010
Reconciliation of Cash Operating Costs	Total ($ MM)	Per Unit ($/Mcfe)	Total ($ MM)	Per Unit ($/Mcfe)

Total operating expenses	$463	$6.56	$254	$3.93
Depreciation, depletion, and amortization	(157)	(2.22)	(117)	(1.81)
Transportation costs	(20)	(0.28)	(18)	(0.28)
Ceiling test charges	(152)	(2.15)	(14)	(0.22)
Other	(6)	(0.09)	—	—
Total cash operating costs and per unit cash costs(1)	$128	$1.82	$105	$1.62

Total equivalent volumes (MMcfe)(1)		70,598		64,575

(1) Excludes volumes and costs associated with equity investment in Four Star